UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2023

Casa Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38324	75-3108867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 688-6706

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CASA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreements.

As previously disclosed, Casa Systems, Inc. (“Casa”) entered into that certain Credit Agreement, dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among Casa, the lenders from time to time party thereto (the “Existing Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent. The current maturity date of the approximately $223 million of term loans outstanding (prior to the consummation of the transactions described below) under the Existing Credit Agreement (the “2023 TLB Debt”) is December 20, 2023.

As previously disclosed, Casa entered into a Transaction Support Agreement (the “TSA”) with certain Existing Lenders collectively owning or controlling approximately 60% of the 2023 TLB Debt setting forth principal terms for a comprehensive transaction to address the upcoming maturity of the 2023 TLB Debt.

Exchange Agreement

On June 15, 2023, Casa entered into that certain Exchange Agreement with the lenders party thereto representing approximately 98% of the outstanding 2023 TLB Debt (the “Participating Lenders”) and JPMorgan Chase Bank, N.A. whereby Casa has offered to purchase and assume 100% of each Participating Lender’s portion of the 2023 TLB Debt (the “Purchased Loans”) in exchange for, among other things:

•

Such Participating Lender receiving from Casa a term loan in an aggregate principal amount equal to 100% of the principal amount of such Purchased Loan of such Participating Lender (the “Superpriority Term Loans”) plus 3.0% OID on the amount thereof after giving effect to the Closing Date Prepayment referred to below which shall be payable in kind and added to the outstanding principal amount of the Superpriority Term Loans.

•

Casa issuing to the Participating Lenders (or their respective affiliates or designees), or reserving for issuance, warrants (the “Warrants”) pursuant to which such Participating Lender (or its affiliates or designees) shall be entitled to purchase common stock of Casa, par value $0.001 (“Common Stock”), subject to the terms and conditions of the Exchange Agreement and the Warrant Agreement (as defined below). The Warrants shall be issued in book-entry form maintained by American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

•	On the closing of the Superpriority Credit Agreement, Casa prepaying the Superpriority Term Loans in an aggregate principal amount equal to $40,000,000 (the “Closing Date Prepayment”).

The foregoing description of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report on Form 8-K (“Current Report”) as Exhibit 10.1 within four business days of the date hereof and will be incorporated by reference herein.

First Amendment to Existing Credit Agreement

On June 15, 2023, Casa entered into that certain First Amendment to the Existing Credit Agreement (the “First Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent whereby the Existing Credit Agreement was amended to remove (a) certain mandatory prepayments, (b) substantially all affirmative and negative covenants, and (c) certain events of default. Each Participating Lender that is an Existing Lender has consented to the First Amendment.

The foregoing description of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment, a copy of which will be filed by amendment on Form 8-K/A to this Current Report as Exhibit 10.2 within four business days of the date hereof and will be incorporated by reference herein.

Superpriority Credit Agreement

On June 15, 2023, Casa entered into that certain Superpriority Credit Agreement (the “Superpriority Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Delaware Trust Company, as collateral agent, and the Participating Lenders, as lenders.

The Superpriority Credit Agreement contains customary representations and warranties, conditions, affirmative and negative covenants, events of default and indemnification obligations and will govern, together with the other loan documents executed and delivered in connection therewith, the Superpriority Term Loans, the principal terms of which are set forth below.

Interest. The Superpriority Term Loans will bear interest at the Adjusted Term SOFR Rate (as defined in the Superpriority Credit Agreement) (subject to a 2.00% per annum floor) or Base Rate (as defined in the Superpriority Credit Agreement), as applicable, plus (x) in the case of SOFR Rate Loans (as defined in the Superpriority Credit Agreement), 6.50% per annum or (y) in the case of Base Rate Loans (as defined in the Superpriority Credit Agreement), 5.50% per annum, provided that, the foregoing interest rate margin in respect of both SOFR Rate Loans and Base Rate Loans shall be increased (i) by 0.50% per annum on July 1, 2024 and (ii) by 1.00% per annum on and after January 1, 2025 (for a total increase of 1.50% per annum), if, in each case, the outstanding amount of Superpriority Term Loans on such date is in excess of $125,000,000 (with continuing effect from such date regardless of the outstanding amount of Superpriority Term Loans at any time after such date of determination); and any time after June 30, 2025, with respect to Superpriority Term Loans (x) in the case of SOFR Rate Loans, 13.00% per annum or (y) in the case of Base Rate Loans, 12.00% per annum.

Closing Fees. The Superpriority Term Loans were issued with OID (which was paid in kind rather than in cash) and certain Participating Lenders received consent fees (which were paid in kind rather than in cash) upon the closing of the Superpriority Credit Agreement.

Exit Fees. The Superpriority Term Loans are prepayable at par between the closing of the Superpriority Credit Agreement through December 31, 2023; thereafter, the Superpriority Term Loans are prepayable at any time and from time to time, subject to an exit fee increasing over time ranging from 3.0% to 20.0% through maturity. In the event the Superpriority Term Loans are accelerated prior to their maturity following any event of default, the maximum exit fee will be payable in connection therewith.

Maturity. The Superpriority Term Loans are expected to mature on December 20, 2027 (subject to a springing maturity of December 20, 2025 if, unless otherwise waived by holders collectively owning or controlling at least 75% of the Superpriority Term Loans on the date of determination, (x)(1) the Total Net First Lien Leverage Ratio (as defined in the Superpriority Credit Agreement) is greater than 1.00:1.00, or (2) the Total Net Leverage Ratio (as defined in the Superpriority Credit Agreement) is greater than 1.50:1.00, in each case, as of September 30, 2025 or (y) a Default (as defined in the Superpriority Credit Agreement) or Event of Default (as defined in the Superpriority Credit Agreement) has occurred and is continuing under the Superpriority Credit Agreement as of December 20, 2025), unless earlier repaid or accelerated. The Superpriority Term Loans will amortize in equal quarterly installments in the aggregate annual amount equal to 1.0% of the principal amount of the Superpriority Term Loans outstanding on the date of the Term Loan Exchange (after giving effect to the Closing Date Prepayment).

Mandatory Prepayments. The Superpriority Term Loans are subject to mandatory prepayments customary for transactions of this type, including 75% of excess cash flow, certain non-ordinary course asset dispositions, the issuance of certain equity interests by Casa and the incurrence of certain indebtedness by Casa and its subsidiaries. Such prepayments shall be subject to the exit fee described above (to the extent otherwise then applicable).

Guarantees; Collateral; Ranking.

The Superpriority Term Loans are guaranteed by certain subsidiaries of Casa. The Superpriority Term Loans are secured by substantially all of the assets of Casa and the guarantors.

Pursuant to the terms of an intercreditor agreement entered into in connection with the closing of the Superpriority Credit Agreement, the liens securing the remaining loans (and related obligations) under the Existing Credit Agreement will rank junior as to lien priority to the liens securing the Superpriority Term Loans (and related obligations).

Financial Covenant. The Superpriority Credit Agreement includes a minimum liquidity covenant to be tested monthly and on November 15, 2023 and December 10, 2023.

Board Observer. The Participating Lenders shall have the right to appoint an independent board observer and such board observer shall have the right to, among others thing, attend meetings of the Board of Directors (and committees thereof) of Casa in a non-voting capacity, subject to certain customary exceptions.

The foregoing description of the Superpriority Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Superpriority Credit Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report as Exhibit 10.3 within four business days of the date hereof and will be incorporated by reference herein.

Warrant Agreement

On June 15, 2023, Casa entered into a Warrant Agreement (the “Warrant Agreement”) with the Warrant Agent. The Warrant Agreement contemplates that the Warrants issued to Participating Lenders (or their respective affiliates or designees) will be subject to terms and conditions stated therein.

Subject to the terms and conditions set forth therein, the Warrant Agreement contemplates, among other things, that each Participating Lender (or its affiliates or designees) shall receive on a pro rata basis in accordance with the amount of the Superpriority Term Loans held by such Participating Lender, penny warrants immediately exercisable for an aggregate number of shares of Common Stock equal to 10% of the shares of Common Stock issued and outstanding as of the closing of the Superpriority Credit Agreement, which exercise percentage increases to 15.0% (in the aggregate) on January 1, 2024 in the event the Superpriority Term Loans remain outstanding as of such date, and which exercise percentage further increases to 19.99% (in the aggregate) on January 1, 2025 in the event the Superpriority Term Loans remain outstanding as of such date (such shares of Common Stock, collectively, the “Warrant Shares”).

The foregoing description of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Warrant Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report as Exhibit 10.4 within four business days of the date hereof and will be incorporated by reference herein.

Registration Rights Agreement

On June 15, 2023, Casa entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Participating Lenders. The Registration Rights Agreement requires Casa to register the resale of the Warrant Shares and any other securities issued or issuable with respect to or in exchange for Warrant Shares or otherwise held by each Participating Lender (or its affiliates or designees). Subject to the terms and conditions set forth therein, Casa is required to prepare and file a resale registration statement with the Securities and Exchange Commission (the “SEC”) within 30 days of the closing of the Superpriority Credit Agreement, and to use commercially reasonable efforts to have the resale registration statement declared effective within 30 days of filing the resale registration statement if there is no review by the SEC, or within 120 days following the closing of the Superpriority Credit Agreement in the event of such review. The Registration Rights Agreement also grants the Participating Lenders (or their affiliates or designees) certain demand and piggy-back registration rights with respect to the Warrant Shares.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report as Exhibit 10.5 within four business days of the date hereof and will be incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference herein.

Item 7.01	Regulation FD

On June 15, 2023, the Company issued a press release announcing the transactions contemplated by the agreements referenced in Item 1.01 of this Current Report. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press release dated June 15, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This exhibit shall be deemed to be furnished and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casa Systems, Inc.

Date: June 16, 2023	By:	/s/ Edward Durkin
Edward Durkin
Interim Chief Executive Officer and Chief Financial Officer